SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 29, 2008

PLASTINUM POLYMER TECHNOLOGIES CORP.

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-52128	20-4255141
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

10100 Santa Monica Blvd., Suite 300
Los Angeles, CA 90067

(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code: (310) 651-9972

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On July 29, 2008, the Registrant entered into a Purchase Agreement with Schroder & Co Banque SA (Switzerland) (“Schroder”), pursuant to which the Registrant sold and issued to Schroder an additional $2,660,000 in Series B-1 Convertible Preferred Stock of the Registrant (“Series B-1 Stock”). The sale was on the same terms as the previously disclosed April 28, 2008 sale to Schroder of Series B-1 Stock, including the issuance of a Warrant for the purchase of shares of Common Stock.

The terms of the Series B-1 Stock and additional information about the Purchase Agreement and the Warrant is provided under Item 3.02 of this Form 8-K which is incorporated herein by reference in its entirety.

Item 3.02. Unregistered Sales of Equity Securities.

On July 29, 2008, the Registrant sold and issued 26,600 shares of Series B-1 Stock at a purchase price of $100 per share (or an aggregate of $2,660,000) to Schroder in reliance on Regulation S under the Securities Act of 1933, as amended, and pursuant to a Purchase Agreement. Each share of Series B-1 Stock is convertible into such number of shares of Common Stock as is determined by dividing $100 by the initial conversion price of $0.38 per share, subject to adjustment as contained in the Certificate of Designation for the Series B-1 Stock.

Pursuant to the Purchase Agreement, Schroder also received a Warrant to purchase shares of Common Stock equal to 30% of the number of shares of Common Stock into which the Series B-1 Stock purchased by Schroder is convertible into, at an initial exercise price of $0.57 per share. The Warrant is not exercisable until six months after its issuance.

Additional information on the form of Purchase Agreement, the Series B-1 Stock and the Warrants may be found in the Registrant’s Form 8-K filed on November 8, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLASTINUM POLYMER TECHNOLOGIES CORP.

Dated: July 30, 2008	By:	/s/ Jacques Mot
Jacques Mot
President and CEO